Exhibit 99.1

J. B. Hunt Transport Services, Inc.
615 J.B. Hunt Corporate Drive
Lowell, Arkansas   72745
(NASDAQ:  JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES AND EARNINGS
FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2003

LOWELL, ARKANSAS, January 28, 2004 - J. B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced record annual net earnings of $95.5 million for 2003 after reversing 2003 expected non-cash tax benefits of $7.7 million resulting from a sale leaseback transaction on containers.   2002 earnings, which were the previous record, were $51.8 million.  Diluted earnings per share for 2003 (after the income tax charge) were $1.17, also a record number, compared with 2002 full-year earnings of 66 cents per diluted share.  Earnings would have been $103.2 million and $1.26 per diluted share had the charge for taxes not been taken.  As we have previously disclosed, the IRS has proposed to disallow the tax benefits associated with the sale leaseback transactions.  We continue to believe the transactions conform with applicable tax laws and we intend to vigorously defend against the IRS position using all administrative and legal processes available and are optimistic we will prevail.  However, we believe it is prudent to cease recognition of the remaining tax benefits until the issue is resolved.  In doing so, applicable accounting literature advises that we reverse all of the 2003 expected non-cash tax benefits of approximately $7.7 million.  There is no impact on the benefits taken in prior years. The effective income tax rate for 2004 is expected to be approximately 40.5%.

Total operating revenue for the year was $2.43 billion, compared with $2.25 billion in 2002.  While the economy and level of freight activity were uninspiring during 2003, we are extremely pleased to report improved operating income and net earnings for the year.  Operating income rose 84% from $101 million in 2002 to $186 million in 2003 on an 8% rise in revenues.    Earnings per share jumped 77% even after deducting the $7.7 million in tax benefits (91% if the tax charge had not been taken) in spite of a nearly 5% increase in average shares outstanding.  The overall operating ratio for the company improved 310 basis points to 92.4% compared to 95.5% in 2002.  The improvement in profitability was evenly distributed among our three business segments as Truck improved 270 basis points to 94.1%, Intermodal improved 300 basis points to 90.3% and Dedicated Contract Services (DCS) improved 360 basis points to 93.3%.

Fourth quarter 2003 net earnings were $34.2 million, or 41 cents per diluted share, before the deduction for income taxes, compared with 2002 fourth quarter earnings of $14.7 million, or 18 cents per diluted share.   Final net earnings, after reversing the 2003 tax benefits all in the fourth quarter, were $26.5 million or 32 cents per diluted share.  Total operating revenue for the fourth quarter of 2003 was $640.7 million, compared with $597.7 million in 2002.  Our internal plan for the fourth quarter had projected a slight reduction in earnings for the fourth quarter sequentially, when compared to the third quarter of 2003, but a second consecutive quarter of positive safety and claims experience, greater demand and high levels of freight activity particularly in December, higher freight rates than expected, and lower operating supplies and expenses primarily due to lower maintenance costs pushed fourth quarter earnings ahead of our expectations.

“Clearly, though long in coming, we are delighted at the continued improvement in our profitability.  While we have much more to do in attaining a margin that justifies the risk involved in our business, we are satisfied with the pace of the progress.  The teamwork and dedication of almost 16,000 transportation professionals has brought us to this point.  The unity in purpose is instilled into our culture and we have all bought in to operating our company safely, while providing best-in-class service and reliability to our customers and performing all of our work efficiently and effectively.  This relentless pursuit of excellence will continue” stated Kirk Thompson, President and Chief Executive Officer.  He added, “The recognition by Forbes magazine as the best managed trucking company in their recent Platinum listing, belongs to the entire J.B. Hunt organization because it is truly a team effort and is a reflection of their sacrifices and hard work”.

The Truck operating ratio was 92.0% for the quarter, a 430 basis point improvement versus the comparable period last year. This represents the eleventh quarter in a row, relative to prior years, that the segment has shown improvement.  Despite a slight reduction in tractor utilization, net revenue (excluding fuel surcharges) per tractor per day totaled $598 representing a 6% improvement over fourth quarter of 2002.  Rate yield continues to improve as the loaded rate per mile (excluding fuel surcharges) increased by 6.1% relative to the same quarter last year.  Empty miles were up to 10.3% versus 9.3% for the fourth quarter a year ago.  The majority of the increase was the result of some customers’ willingness to pay for the repositioning of equipment as capacity tightened. We continue to put safe operations at the top of our priorities and enjoyed another quarter of relatively low claims cost in the Truck segment.  While the improvement in profitability is noteworthy, we believe that there is potential for further improvement.  Adequate returns in the Truck segment are a prerequisite for re-investment in the truckload business and we have no plans to add significant capacity in the Truck segment until satisfactory margins are achieved.  The average number of trucks was 5,554 for the fourth quarter 2003 and 5,589 for the fourth quarter 2002.

In the Intermodal segment, the operating ratio was 90.1% compared to  91.1% in the comparable 2002 quarter, an improvement of 100 basis points.  Intermodal revenue rose to $255 million from $218 million in the fourth quarter of 2002.  Intermodal demand was strong throughout the quarter.  Cost reductions continued in the segment as driver productivity, dray cost per load, box costs per load and box turns all showed improvement over the prior year.  We continued our investment in upgrading the dray fleet with new replacement tractors and incremental containers during the quarter.  Asset utilization obtained a new segment record and provided justification for the continued infusion of capital.  Box turns, which measure the number of loads per month per container, rose nearly 6.7% in the fourth quarter.  Improvement in dray operations resulted in a 6.5% improvement over comparable 2002 productivity numbers.  Continued freight mix changes resulted in a more profitable freight mix.   This freight mix change, driven by selective price increases, has allowed the intermodal business unit to increase operating revenue per load by 3.3% year over year.  The intermodal sector is not immune to most of the same cost challenges that face the trucking sector.  Consequently we will bring the same intense focus on adequate rates for the Intermodal segment as we have in the Truck segment while continuing to focus on continuous improvement in operational productivity and customer service.

The operating ratio for the DCS segment was 91.3% for the current quarter, a 660 basis point improvement over the same period a year ago and the best in 16 quarters.  DCS remains focused on strategic asset deployment, utilization and productivity improvement and effective cost management.  Revenue for the DCS segment in the current quarter was $170 million virtually flat from the fourth quarter 2002.  A decline in the tractor fleet of 8% was more than offset by an increase in revenue per tractor per day of 10%.  This improvement in asset productivity was driven by a 3% increase in loaded miles per load and a 10% increase in backhaul volume.  Operating income was a record $14.8 million versus $3.5 million for the same period a year ago.  Expense controls were a major contributor to the improvement in operating income.  For the fourth quarter 2003 vs. fourth quarter 2002 administrative headcount was down 11% and driver pay as a percent of net revenue (excluding fuel surcharge) declined by 311 basis points. Maintenance costs declined by 200 basis points partly due to an 18% decline in the age of the tractor fleet.  The Company’s commitment to safety also contributed to the record operating results as liability claim costs declined 224 basis points for the fourth quarter 2003 versus 2002.  DCS remains focused on safety and cost controls as key drivers of operating income improvement.  Revenue growth will continue to be driven by improvement in productivity and new customer opportunities that provide appropriate financial returns to justify commitment of additional assets.

This press release contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of our Annual Report filed on Form 10-K for the year ended December 31, 2002. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at our web site, www.jbhunt.com.

	Three Months Ended December 31
	2003			2002
	Amount		% Of Revenue	Amount	% Of Revenue

Operating revenues	$640,746		100.0%	$597,665	100.0

Operating expenses
Salaries, wages and employee benefits	207,523		32.4%	206,166	34.5%
Rents and purchased transportation	215,172		33.6%	191,055	32.0%
Fuel and fuel taxes	57,525		9.0%	57,842	9.7%
Depreciation and amortization	37,215		5.8%	37,494	6.3%
Operating supplies and expenses	28,397		4.4%	33,242	5.6%
Insurance and claims	14,363		2.2%	18,054	3.0%
Operating taxes and licenses	8,605		1.3%	7,760	1.3%
General and administrative expenses, net of gains	8,538		1.3%	9,627	1.6%
Communication and utilities	5,648		0.9%	5,629	0.9%
Total operating expenses	582,986		91.0%	566,869	94.8%
Operating income	57,760		9.0%	30,796	5.2%
Interest expense	(2,080)		(0.3)%	(5,472)	(0.9)%
Equity in earnings (loss) of associated companies	(94)		(0.0)%	71	0.0
Earnings before income taxes	55,586		8.7%	25,395	4.2%
Income taxes	29,095	(1)	4.5%	10,668	1.8%
Net earnings	$26,491	(1)	4.1%	$14,727	2.5%
Average basic shares outstanding	80,072			78,584
Basic earnings per share	$0.33	(1)		$0.19
Average diluted shares outstanding	82,947			80,613
Diluted earnings per share	$0.32	(1)		$0.18

(1)   Reflects reversal of $7.7 mil. of non-cash tax benefits retroactive to January 1, 2003.

This reversal reduced net earnings and earnings per share by $7.7 million and $.09, respectively.

Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Twelve Months Ended December 31
	2003			2002
	Amount		% Of Revenue	Amount	% Of Revenue

Operating revenues	$2,433,469		100.0%	$2,247,886	100.0%

Operating expenses
Salaries, wages and employee benefits	791,778		32.5%	818,318	36.4%
Rents and purchased transportation	799,176		32.8%	698,456	31.1%
Fuel and fuel taxes	232,378		9.5%	210,632	9.4%
Depreciation and amortization	150,221		6.2%	145,848	6.5%
Operating supplies and expenses	119,339		4.9%	130,853	5.8%
Insurance and claims	63,500		2.6%	56,132	2.5%
Operating taxes and licenses	33,226		1.4%	32,797	1.5%
General and administrative expenses, net of gains	34,746		1.4%	30,029	1.3%
Communication and utilities	23,470		1.0%	23,859	1.1%
Total operating expenses	2,247,834		92.4%	2,146,924	95.5%
Operating income	185,635		7.6%	100,962	4.5%
Interest expense	(17,212)		(0.7)%	(24,762)	(1.1)%
Equity in earnings (loss) of associated companies	(694)		(0.0)%	(1,353)	(0.1)%
Earnings before income taxes	167,729		6.9%	74,847	3.3%
Income taxes	72,270	(2)	3.0%	23,031	1.0%
Net earnings	$95,459	(2)	3.9%	$51,816	2.3%
Average basic shares outstanding	79,400			75,968
Basic earnings per share	$1.20	(2)		$0.68
Average diluted shares outstanding	81,854			78,085
Diluted earnings per share	$1.17	(2)		$0.66

(2)   Reflects reversal of $7.7 mil. of non-cash tax benefits retroactive to January 1, 2003.

This reversal reduced net earnings and earnings per share by $7.7 million and $.09, respectively.

Financial Information By Segment

(dollars in thousands)

(unaudited)

	Three Months Ended December 31
	2003	2002

Gross revenue

Truck	$219,831	$213,097
Intermodal	254,570	218,499
Dedicated	169,999	169,767
Logistics	(42)	(1)
Subtotal	644,358	601,362
Intersegment eliminations	(3,612)	(3,697)
Consolidated revenue	$640,746	$597,665

Operating income (loss)

Truck	$17,671	$7,841
Intermodal	25,313	19,543
Dedicated	14,790	3,481
Logistics and other (1)	(14)	(69)
Operating income	$57,760	$30,796

	Twelve Months Ended December 31
	2003	2002
Gross revenue

Truck	$841,055	$827,348
Intermodal	936,252	809,087
Dedicated	671,194	628,348
Logistics	(46)	(5)
Subtotal	2,448,455	2,264,778
Intersegment eliminations	(14,986)	(16,892)
Consolidated revenue	$2,433,469	$2,247,886

Operating income (loss)

Truck	$49,288	$26,625
Intermodal	91,153	54,558
Dedicated	45,248	19,666
Logistics and other (1)	(54)	113
Operating income	$185,635	$100,962

(1)   Includes unallocated corporate support and insurance expenses.

Operating Statistics by Segment

(unaudited)

	Three Months Ended December 31
	2003	2002

Truck
Operating ratio	92.0%	96.3%
Loads	243,353	234,077
Net revenue (excl. fuel surcharge) per tractor per week	$2,990	$2,818
Length of haul	530	565
RPLM (excl.fsc)	$1.561	$1.472
Loaded miles (000)	131,073	134,867
Total miles (000)	146,149	148,636
Empty miles%	10.3%	9.3%
Average tractors during the period	5,554	5,589
Tractors (end of period)
Company owned	4,429	4,924
Independent contractor	994	679
Total tractors	5,423	5,603
Trailers (end of period)	20,044	20,382
Average effective trailing equipment usage	15,036	15,283

Intermodal
Operating ratio	90.1%	91.1%
Loads	141,891	123,216
Net change in revenue per loaded mile (excl. fsc)	0.3%	0.6%
Revenue per load (excl. fsc)	1,732	1,726
Tractors (end of period)	1,047	917
Containers (end of period)	20,879	19,672
Average effective trailing equipment usage	20,499	19,204

Dedicated
Operating ratio	91.3%	97.9%
Loads	334,142	355,235
Net revenue (excl. fuel surcharge) per tractor per week	$3,016	$2,749
Average tractors during the period	4,439	4,828
Tractors (end of period)	4,456	4,812
Trailers (end of period)	5,824	5,705
Average effective trailing equipment usage	11,384	11,459

	Twelve Months Ended December 31
	2003	2002

Truck
Operating ratio	94.1%	96.8%
Loads	956,807	970,055
Net revenue (excl. fuel surcharge) per tractor per week	$2,770	$2,695
Length of haul	534	556
RPLM (excl fsc)	$1.509	$1.434
Loaded miles (000)	518,940	545,480
Total miles (000)	576,599	601,775
Empty miles%	10.0%	9.4%
Average tractors during the period	5,592	5,751
Tractors (end of period)
Company owned	4,429	4,924
Independent contractor	994	679
Total tractors	5,423	5,603
Trailers (end of period)	20,044	20,382
Average effective trailing equipment usage	14,979	15,591

Intermodal
Operating ratio	90.3%	93.3%
Loads	527,404	473,856
Net change in revenue per loaded mile (excl. fsc)	0.7%	0.6%
Revenue per load (excl. fsc)	1,712	1,680
Tractors (end of period)	1,047	917
Containers (end of period)	20,879	19,672
Average effective trailing equipment usage	19,719	18,517

Dedicated
Operating ratio	93.3%	96.9%
Loads	1,350,457	1,382,049
Net revenue (excl. fuel surcharge) per tractor per week	$2,850	$2,667
Average tractors during the period	4,528	4,602
Tractors (end of period)	4,456	4,812
Trailers (end of period)	5,824	5,705
Average effective trailing equipment usage	11,448	10,860

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2003	December 31, 2002

ASSETS
Current assets:
Cash and cash equivalents	$61,229	$80,628
Accounts receivable	256,032	237,156
Prepaid expenses and other	105,743	115,397
Total current assets	423,004	433,181
Property and equipment	1,345,521	1,305,653
Less accumulated depreciation	460,556	461,091
Net property and equipment	884,965	844,562
Other assets	39,102	40,985
	1,347,071	1,318,728

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$104,933	$97,010
Current installments of obligations under capital leases	66,844	27,138
Trade accounts payable	158,886	117,931
Claims accruals	7,775	14,706
Accrued Payroll	51,235	46,511
Other accrued expenses	10,750	11,291
Deferred income taxes	25,227	10,742
Total current liabilities	425,650	325,329
Long-term debt, excluding current maturities	0	104,815
Obligations under capital leases, excluding current installments	0	114,152
Claims accruals and other liabilities	4,291	1,997
Deferred income taxes	213,994	181,948
Stockholders’ equity	703,136	590,487
	$1,347,071	$1,318,728

Supplemental Data

(unaudited)

	December 31, 2003	December 31, 2002

Actual basic shares outstanding at end of period (000)	80,110	78,635

Actual book value at end of period	$8.78	$7.51